PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Summit Global Investments, LLC (“SGI”), intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers SGI and SGI hereby purchases one (1) share of each of the SGI Peak Growth Fund (Class I, par value $.001 per share), SGI Prudent Growth Fund (Class I, par value $.001 per share), and SGI Conservative Fund (Class I, par value $.001 per share) (each, a “Fund”) at price per Share equivalent to the net asset value per share of each respective Fund as determined on June 4, 2020.

2. The Company hereby acknowledges receipt from SGI of funds in the amount of $20 in full payment for a Share of each Fund.

3. SGI represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of June, 2020.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Name:	Salvatore Faia
Title:	President

SUMMIT GLOBAL INVESTMENTS, LLC

By:	/s/ David L. Harden
Name:	David L. Harden
Title:	President